EXHIBIT INDEX

99.1	News Release Dated January 29, 2008.

CONTACT:	Connie Hamblin	RELEASE: January 29, 2008
(616) 772-1800

GENTEX REPORTS RECORD REVENUES AND NET INCOME FOR THE FOURTH QUARTER AND CALENDAR YEAR 2007

ZEELAND, Michigan, January 29, 2008 -- Gentex Corporation (“the Company”),(NASDAQ: GNTX), the Zeeland, Michigan-based manufacturer of automatic-dimming rearview mirrors and commercial fire protection products, today reported financial results for the fourth quarter and year ended December 31, 2007.

The Company’s net sales increased by 14 percent from $149.6 million in the fourth quarter of 2006 to a record $170.7 million in the fourth quarter of 2007.  Record net income for the fourth quarter ended December 31, 2007, increased by three percent to $31.8 million compared with $30.8 million in the fourth quarter last year.  The Company’s net income for the fourth quarter and calendar year 2007 was negatively impacted by the $2.9 million (pre-tax) litigation judgment related to the Muth litigation in Wisconsin, as discussed below.  Earnings per diluted share were flat at 22 cents in the fourth quarter of 2007 compared with same prior-year period in 2006.  The Muth litigation judgment negatively impacted the Company’s net income for the fourth quarter and year ended December 31, 2007, by approximately $1.9 million (after tax) and earnings per share by approximately one cent.

 For the year ended December 31, 2007, net sales increased by 14 percent to $653.9 million compared with $572.3 million in the year ended December 31, 2006.  Net income for the calendar year 2007 increased by 12 percent to $122.1 million compared with $108.8 million in calendar year 2006.  Earnings per diluted share increased by 16 percent to 85 cents for the year ended December 31, 2007, compared with 73 cents for the same period in calendar 2006.

During the fourth quarter of 2007, the Company’s quarterly financial results were negatively impacted by approximately $358,000 (pre-tax, reported in Engineering, Research and Development Expense) in legal expenses related to litigation between the Company and K.W. Muth and Muth Mirror Systems LLC (collectively “Muth”).  The litigation, as previously announced, relates to exterior mirrors with turn signal indicators.  A trial took place in Wisconsin in July 2007, and in December 2007, the Court found that Muth’s patents were invalid and unenforceable, and that Gentex’s Razor Mirror product does not infringe the patents in suit.  However, the Court did find that Gentex had breached the agreement between the two companies and, on January 24, 2008, entered a judgment against Gentex of $2.9 million.  In accordance with generally accepted accounting principles, the Company recorded a pre-tax charge of $2.9 million in the fourth quarter of 2007.  It is uncertain at this time whether either party will appeal. (The $2.9 million judgment was recorded above the operating income line on the Company’s income statement as “Litigation Judgment”).

“We are pleased to report that the Company’s sales continue to grow at a significant pace, despite the issues related to reduced vehicle production levels at the traditional 'Big Three' automakers in North America,” said Gentex Chairman and Chief Executive Officer Fred Bauer. “Our business strategy many years ago was to work to diversify our business so that eventually our percentage of business with each automaker would reflect that automaker’s percentage of global market share, and we believe that we are on our way to doing that.

“We also have an excellent portfolio of very popular, high value-added products to offer our customers, and a number of those products are just starting to get some traction, such as SmartBeam® and the new Rear Camera Display (RCD) Mirror.  Each of those products have incremental average selling prices that are at least three times higher than the price of one base feature auto-dimming rearview mirror, and there appears to be significant market demand for each,” concluded Bauer.

Gentex Senior Vice President Enoch Jen said that the Company’s gross margin declined sequentially from 35.1% in the third quarter to 34.2% in the fourth quarter, primarily because of the Company’s inability to fully leverage fixed overhead costs due to approximately 100,000 units that customers canceled at the last minute during the last two weeks of December 2007, which units primarily consisted of exterior auto-dimming mirror units for tier one mirror suppliers.  The Company believes that the reduction in orders was primarily due to year-end inventory adjustments by those tier one exterior mirror suppliers.

In addition, in order to meet a large customer’s cost reduction efforts, the Company granted a price reduction that impacted the fourth quarter of 2007.  In separate negotiations with that same customer, the Company reached an agreement in the ordinary course of business to be that customer’s sole supplier of RCD Mirrors for model years 2011 to 2015.  The Company has not yet announced any rear camera display business awards with that customer at this time.

Automatic-dimming mirror unit shipments for the fourth quarter of 2007 increased by 13 percent, but automotive revenues increased by 15 percent due to a richer mix of mirror products shipped during the quarter.  For the fourth quarter of 2007, unit shipments in North America increased by 16 percent compared with the fourth quarter of 2006, primarily due to increased interior automatic-dimming mirror unit shipments for certain domestic and Asian transplant automakers.  Increased penetration of interior auto-dimming mirrors at certain of our European and Asian automotive customers was the primary factor in achieving an 11 percent increase in the Company’s offshore unit shipments in the fourth quarter of 2007 compared with the fourth quarter of 2006.

SmartBeam

SmartBeam is the high beam headlamp assist system that the Company developed and introduced in the 2005 model year.  For the 2007 calendar year, the Company shipped approximately 304,000 SmartBeam units, which was at the lower end of guidance, primarily due to production cuts on light vehicles in North America.  Option rates have remained strong at 25-30% on average.  For the 2008 calendar year, we currently expect to ship approximately 350,000 to 400,000 SmartBeam units.  There are a number of follow-on SmartBeam programs for existing and new customers scheduled for the 2009 calendar year.

Rear Camera Display (RCD) Mirror

The Company’s RCD Mirror consists of a proprietary liquid crystal display (LCD) device that shows a panoramic video view of objects behind the vehicle in real time.  When the vehicle is put in “reverse,” the display illuminates and automatically appears through the rearview mirror’s reflective surface to give a high resolution, bright-colored image.  The image is generated by a camera or cameras placed in a protected area at the rear of the vehicle.  When the vehicle is put in “drive,” the display in the mirror automatically disappears.  The ability to automatically have the display appear through the automatic-dimming mirror’s surface is made possible by utilizing proprietary “transflective” coatings developed by Gentex Corporation.

The RCD Mirror is currently offered as original equipment as a stand-alone option on four Ford and Lincoln programs, as well as on the Kia Mohave for Korea.  The RCD Mirror is also offered on a number of port- or dealer-installed programs.  The Company shipped approximately 65,000 rear camera display units in calendar year 2007, and currently estimates that it will ship between 250,000 and 300,000 in calendar year 2008.  Based on the Company’s current forecast, Gentex estimates that RCD Mirror shipments could more than double in calendar year 2009 compared with calendar year 2008.

The automakers currently offering Gentex’s RCD mirror are doing so absent any legislation with respect to expanding the field of view on light vehicles so that drivers can detect objects directly behind their vehicles, and made the decision to offer the product before any legislation was pending.  There currently is pending legislation, called the “Kids Transportation Safety Act of 2007,” which passed in the U.S. House of Representatives and was introduced into the Senate on December 19, 2007.  This Bill orders the Secretary of Transportation at the National Highway Traffic Safety Administration (NHTSA) to initiate rulemaking to revise the federal standard to expand the field of view on light vehicles in the United States so that drivers can detect objects directly behind vehicles.  The requirements may be met by the use of additional mirrors, sensors, cameras or other technology.  NHTSA has conducted some independent studies already and appears to be leaning toward the use of camera-based systems.  The Company believes that the Bill will pass the U.S. Senate and will be signed into law sometime during 2008.  Once it is signed into law, the timeline is approximately seven years from the date of the initiation of rulemaking by NHTSA until automotive manufacturers will be required to comply with the rules.

“Based on the interest level of current customers and those with whom we have development programs, absent any legislation, we currently expect early adoption by many automakers,” said Jen.

Future Estimates

Gentex Senior Vice President Enoch Jen provided certain guidance for the first quarter and calendar year 2008.

“For the first quarter and calendar year 2008, we anticipate that our top line growth will increase by approximately 10 percent over the same prior-year periods, based on the current forecast for product mix, light vehicle production levels and take rates,” said Jen.

He also said that based on the current forecast, the gross margin in the first quarter is expected to be in the range of 35 percent.  When comparing calendar year 2007 to calendar year 2006, the Company’s gross margin was flat at 34.8 percent, which is primarily attributable to purchasing cost reductions, leveraging the Company’s fixed overhead costs, and improved manufacturing yields, which improvements were offset by annual and other automotive customer price reductions.  The Company’s gross margin for all of calendar year 2008 could improve by 25 to 50 basis points compared with the gross margin reported for calendar year 2007, primarily depending upon top line growth and purchasing cost reductions.

Jen said that the Company’s current 2008 forecast is based on CSM’s preliminary mid-January forecast for light vehicle production in the first quarter of 3.6 million units for North America, 5.6 million units for Europe and 4.0 million units for Japan and Korea.  Based on that same forecast, CSM is expecting light vehicle production of 14.4 million units for North America, 21.9 million units for Europe and 14.9 million units for Japan and Korea for calendar year 2008.

Unit Shipments and Revenues

Total auto-dimming mirror unit shipments in the fourth quarter of 2007 were approximately 3.9 million, a 13 percent increase over the same period last year.  Auto-dimming mirror unit shipments increased by 13 percent to 15.2 million for the year ended December 31, 2007, compared with the same prior-year period.

Auto-dimming mirror unit shipments to customers in North America increased by 16 percent to approximately 1.7 million in the fourth quarter of 2007 compared with the same quarter last year.  North American light vehicle production was up one percent in the fourth quarter of 2007 compared with the same period in 2006.  For the year ended December 31, 2007, auto-dimming mirror unit shipments to customers in North America increased by 10 percent to approximately 6.7 million compared with the same period last year.  North American light vehicle production declined by two percent for the year ended December 31, 2007, compared with the same period in 2006.

Unit shipments to offshore customers increased by 11 percent to approximately 2.2 million in the fourth quarter of 2007 compared with the same period in 2006. Light vehicle production in Europe increased by six percent, and production increased by five percent in Japan and Korea, in the fourth quarter of 2007, compared with the same prior-year periods.  For the year ended December 31, 2007, auto-dimming mirror unit shipments to offshore customers increased by 16 percent to approximately 8.5 million compared with the same period last year.  Light vehicle production in Europe increased by six percent, and production increased by three percent in Japan and Korea for the year ended December 31, 2007, compared with the same periods in 2006.

Automotive revenues increased by 15 percent to $165.3 million in the fourth quarter of 2007 compared with the same period last year, and increased by 15 percent to $630.1 million for the year ended December 31, 2007, compared with the same period in 2006.  Fire Protection revenues decreased by two percent to $5.5 million for the fourth quarter of 2007 compared with the fourth quarter of 2006, and were approximately flat at $23.8 million for the year ended December 31, 2007, compared with the same period in 2006.

Non-GAAP Financial Measure

The financial information provided, including earnings, is in accordance with GAAP. Still, the Company believes it is useful to provide non-GAAP earnings to exclude the effect of Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment” [FAS 123(R)]. This non-GAAP financial measure allows investors to evaluate current performance in relation to historic performance without considering this non-cash charge.

The Company’s management uses this non-GAAP information internally to help assess performance in the current period versus historical performance (especially prior periods where this non-cash charge was not included). Disclosure of non-GAAP earnings to exclude the effect of FAS 123(R) has economic substance because the excluded expenses do not represent current or future cash expenditures.

A reconciliation of non-GAAP earnings, to exclude the effect of FAS 123(R), to GAAP earnings can be found in the attached financial table. The use of non-GAAP earnings is intended to supplement, not to replace, presentation of GAAP earnings. Like all non-GAAP financial measures, non-GAAP earnings are subject to inherent limitations because all of the expenses required by GAAP are not included. The limitations are compensated by the fact that non-GAAP earnings are not relied on exclusively, but are used to simply supplement GAAP earnings.

Safe Harbor Statement

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act, as amended, that are based on management's belief, assumptions, current expectations, estimates and projections about the global automotive industry, the economy, the impact of stock option expenses on earnings, the ability to leverage fixed manufacturing overhead costs, unit shipment and revenue growth rates, top line growth rates, gross margins, and the Company itself.  Words like "anticipates," "believes," "confident," "estimates," "expects," "forecast," "likely," "plans," "projects," and "should," and variations of such words and similar expressions identify forward-looking statements.  These statements do not guarantee future performance and involve certain risks, uncertainties, and assumptions that are difficult to predict with regard to timing, expense, likelihood and degree of occurrence.  These risks include, without limitation, employment and general economic conditions, the pace of automotive production worldwide, the maintenance of the Company’s relative market share, competitive pricing pressures, currency fluctuations, the financial strength of the Company's customers, supply chain disruptions, potential sale of OEM business segments or suppliers, the mix of products purchased by customers, the ability to continue to make product innovations, the success of certain newer products (e.g. SmartBeam®, Z-Nav® and Rear Camera Display Mirror), and other risks identified in the Company's filings with the Securities and Exchange Commission.  Therefore, actual results and outcomes may materially differ from what is expressed or forecasted.  Furthermore, the Company undertakes no obligation to update, amend, or clarify forward-looking statements, whether as a result of new information, future events, or otherwise.

Fourth Quarter Conference Call

A conference call related to this news release will be simulcast live on the Internet beginning at 10:30 a.m. Eastern Time today. To access that call, go to www.gentex.com and select the “Audio Webcast” icon in the lower right-hand corner of the page. Other conference calls hosted by the Company will also be available at that site in the future.

About the Company

Founded in 1974, Gentex Corporation (The Nasdaq Global Select Market: GNTX) is an international company that provides high-quality products to the worldwide automotive industry and North American fire protection market. Based in Zeeland, Michigan, the Company develops, manufactures and markets interior and exterior automatic-dimming automotive rearview mirrors that utilize proprietary electrochromic technology to dim in proportion to the amount of headlight glare from trailing vehicle headlamps. Many of the mirrors are sold with advanced electronic features, and approximately 96 percent of the Company’s revenues are derived from the sales of auto-dimming mirrors to nearly every major automaker in the world.

GENTEX CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended		Year Ended
	December 31,		December 31,
	2007	2006	2007	2006

Net Sales	$170,722,639	$149,589,602	$653,933,236	$572,267,073

Costs and Expenses
Cost of Goods Sold	112,303,124	97,493,721	426,236,241	373,163,484
Engineering, Research & Development	12,740,981	11,115,661	50,715,057	41,773,792
Selling, General & Administrative	9,068,837	7,841,410	35,280,846	30,882,821
Litigation Judgment	2,885,329	0	2,885,329	0
Other Expense (Income)	(13,725,745)	(11,756,683)	(40,923,005)	(32,526,622)

Total Costs and Expenses	123,272,526	104,694,109	474,194,468	413,293,475

Income Before Income Taxes	47,450,113	44,895,493	179,738,768	158,973,598

Provision for Income Taxes	15,600,391	14,079,519	57,608,747	50,212,596

Net Income	$31,849,722	$30,815,974	$122,130,021	$108,761,002

Earnings Per Share
Basic	$0.22	$0.22	$0.85	$0.74
Diluted	$0.22	$0.22	$0.85	$0.73
Weighted Average Shares:
Basic	143,995,387	142,219,264	143,056,704	147,950,666
Diluted	145,188,679	142,695,329	144,070,297	148,494,363

Cash Dividends Declared per Share	$0.105	$0.095	$0.40	$0.37

CONDENSED CONSOLIDATED BALANCE SHEETS

	Dec 31,	Dec 31,
	2007	2006
ASSETS
Cash and Short-Term Investments	$397,988,781	$328,227,710
Other Current Assets	130,505,167	118,650,384

Total Current Assets	528,493,948	446,878,094

Plant and Equipment - Net	205,609,671	184,134,373
Long-Term Investments and Other Assets	163,919,061	154,015,933

Total Assets	$898,022,680	$785,028,400

LIABILITIES AND SHAREHOLDERS' INVESTMENT
Current Liabilities	$68,362,705	$57,362,978
Long-Term Debt	0	0
Deferred Income Taxes	22,847,779	24,971,133
Shareholders' Investment	806,812,196	702,694,289

Total Liabilities & Shareholders' Investment	$898,022,680	$785,028,400

AUTO-DIMMING MIRROR UNIT SHIPMENTS (Thousands)
	Fourth Quarters Ended December 31,			Years Ended December 31,
	2007	2006	% Change	2007	2006	% Change
Domestic Interior	1,247	1,050	19%	4,907	4,258	15%
Domestic Exterior	452	414	9%	1,768	1,784	-1%
Total Domestic Units	1,699	1,465	16%	6,676	6,043	10%

Foreign Interior	1,589	1,359	17%	6,093	5,168	18%
Foreign Exterior	574	592	-3%	2,452	2,217	11%
Total Foreign Units	2,163	1,952	11%	8,545	7,385	16%

Total Interior Mirrors	2,836	2,411	18%	11,000	9,426	17%
Total Exterior Mirrors	1,026	1,006	2%	4,220	4,001	6%
Total Mirror Units	3,863	3,417	13%	15,221	13,427	13%

Note: Certain prior year amounts have been reclassified to conform with the current year presentation. Amounts may not total due to rounding.

GENTEX CORPORATION AND SUBSIDIARIES
STATEMENTS OF INCOME RECONCILIATION
NON-GAAP MEASUREMENT TO GAAP

	Three Months Ended December 31, 2007			Three Months Ended December 31, 2006
	GAAP	Stock Option Expense	(Non-GAAP Excluding Stock Option Expense)	GAAP	Stock Option Expense	(Non-GAAP Excluding Stock Option Expense)	GAAP 2007 vs. 2006 % Change	Non-GAAP 2007 vs. 2006 % Change

Net Sales	$170,722,639	$0	$170,722,639	$149,589,602	$0	$149,589,602	14.1%	14.1%

Costs and Expenses
Cost of Goods Sold	112,303,124	(646,046)	111,657,078	97,493,721	(582,524)	96,911,197	15.2%	15.2%
Engineering, Research & Development	12,740,981	(705,700)	12,035,281	11,115,661	(621,129)	10,494,532	14.6%	14.7%
Selling, General & Administrative	9,068,837	(667,146)	8,401,691	7,841,410	(577,582)	7,263,828	15.7%	15.7%
Litigation Judgment	2,885,329	0	2,885,329	0	0	0
Other Expense (Income)	(13,725,745)	0	(13,725,745)	(11,756,683)	0	(11,756,683)	16.7%	16.7%

Total Costs and Expenses	123,272,526	(2,018,892)	121,253,634	104,694,109	(1,781,235)	102,912,874	17.7%	17.8%

Income Before Provision for Income Taxes	47,450,113	2,018,892	49,469,005	44,895,493	1,781,235	46,676,728	5.7%	6.0%

Provision for Income Taxes	15,600,391	725,609	16,326,000	14,079,519	740,481	14,820,000	10.8%	10.2%

Net Income	31,849,722	1,293,283	33,143,005	$30,815,974	$1,040,754	$31,856,728	3.4%	4.0%

	Year Ended December 31, 2007			Year Ended December 31, 2006
	GAAP	Stock Option Expense	(Non-GAAP Excluding Stock Option Expense)	GAAP	Stock Option Expense	(Non-GAAP Excluding Stock Option Expense)	GAAP 2007 vs. 2006 % Change	Non-GAAP 2007 vs. 2006 % Change

Net Sales	$653,933,236	$0	$653,933,236	$572,267,073	$0	$572,267,073	14.3%	14.3%

Costs and Expenses
Cost of Goods Sold	426,236,241	(2,422,610)	423,813,631	373,163,484	(2,265,581)	370,897,903	14.2%	14.3%
Engineering, Research & Development	50,715,057	(2,616,038)	48,099,019	41,773,792	(2,502,577)	39,271,215	21.4%	22.5%
Selling, General & Administrative	35,280,846	(2,462,844)	32,818,002	30,882,821	(2,289,977)	28,592,844	14.2%	14.8%
Litigation Judgment	2,885,329	0	2,885,329	0	0	0
Other Expense (Income)	(40,923,005)	0	(40,923,005)	(32,526,622)	0	(32,526,622)	25.8%	25.8%

Total Costs and Expenses	474,194,468	(7,501,492)	466,692,976	413,293,475	(7,058,135)	406,235,340	14.7%	14.9%

Income Before Provision for Income Taxes	179,738,768	7,501,492	187,240,260	158,973,598	7,058,135	166,031,733	13.1%	12.8%

Provision for Income Taxes	57,608,747	4,195,253	61,804,000	50,212,596	2,503,404	52,716,000	14.7%	17.2%

Net Income	122,130,021	3,306,239	125,436,260	$108,761,002	$4,554,731	$113,315,733	12.3%	10.7%